UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2007

FORMFACTOR, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50307		13-3711155
(Commission File Number)		(IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

(925) 290-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2007, FormFactor, Inc. entered into a Separation Agreement and General Release (the “Separation Agreement”) with its former President and member of the Office of the Chief Executive, Joseph R. Bronson, who resigned from the company effective as of January 5, 2007.  Mr. Bronson also resigned from the Board of Directors of the company effective as of January 5, 2007.  Under the Separation Agreement, Mr. Bronson will receive severance of $400,000, which represents 12 months of his base salary, his fiscal 2006 target bonus under the company’s Key Employee Bonus Plan, which he will receive when bonuses under the plan are paid to company participants on or before February 28, 2007, reimbursement of his premiums for health insurance benefits through December 31, 2007 and his relocation expenses.  In addition, Mr. Bronson will receive accelerated vesting of a portion of his unvested stock options and restricted stock units, representing options for an aggregate of 68,226 shares and restricted stock units for 19,216 shares, with all vested shares under his options exercisable until May 1, 2007.  Mr. Bronson has executed a general release and waiver of claims in favor of the company, and continues to be bound by the company’s Employment, Confidential Information and Invention Assignment Agreement.  Mr. Bronson will continue to be available in a consulting role to the company’s executive management.  By its terms, Mr. Bronson may revoke the Separation Agreement during the seven-day period following his execution thereof.  A copy of the Separation Agreement is attached as Exhibit 10.01 hereto and is incorporated herein by reference.

Item 9.01.                              Financial Statements and Exhibits.

Exhibit Number	Exhibit Title or Description
10.01	Separation Agreement and General Release with Joseph R. Bronson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2007	FORMFACTOR, INC.

	By:	/s/	STUART L. MERKADEAU
Stuart L. Merkadeau
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
10.01	Separation Agreement and General Release with Joseph R. Bronson.